Exhibit 20.01

                             [USA NETWORKS INC LOGO]


FOR IMMEDIATE RELEASE

                USA NETWORKS, INC. CONCLUDES MERGER TO ACQUIRE
                 REMAINING STOCK OF TICKETMASTER GROUP, INC.

New York -- June 24, 1998 -- USA Networks, Inc. (NASDAQ: USAI) announced today that it has consummated the previously announced agreement to acquire the remaining stock of Ticketmaster Group, Inc. (NASDAQ: TKTM) that it did not previously own through a tax-free merger.

Instructions regarding the exchange of Ticketmaster certificates for USAi certificates are being mailed to Ticketmaster shareholders.

USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: USA Network; The Sci-Fi Channel; Studios USA, which consists of first-run production & distribution, TV movies & miniseries and network production & development; USA Broadcasting; Home Shopping Network and Internet Shopping Network.

Ticketmaster is the world's leading computerized ticketing service, selling 70 million tickets a year, valued at more than 2 billion dollars, through more than 2,900 retail Ticket Center outlets, 29 worldwide telephone call centers and its Internet site. Ticketmaster provides ticketing for 85 professional sports franchises and hundreds of leading arenas, stadiums, performing arts venues and theaters; serving more than 3,750 clients in the U.S., South America, Canada, Mexico, Europe, and Australia. Ticketmaster offers its clients comprehensive ticket inventory control and management, broad distribution, and dedicated marketing and support services and consumers receive convenient access to tickets for more than 150,000 events a year, including a broad range of concerts, sports, family entertainment, performing arts and movies.

                                    # # #

                                    CONTACTS:

USAI:

Press Relations/Jennifer Goebel:  212-314-7373
Investor Relations/Roger Clark:  212-314-7377

TICKETMASTER:

Scoop Marketing/Larry Solters, Bonnie Poindexter:  310-360-6060
Sard Verbinnen & Co./George Sard, Debbie Miller:  212-687-8344

                                  MEDIA RELEASE